EXHIBIT 107

Calculation of Filing Fee Tables
S-8
(Form Type)
PERFORMANT FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(a)	8,000,000 shares(3)	$3.64	$29,080,000	$0.0001476	$4,292.21
Equity	Common Stock, $0.0001 par value per share	Rule 457(a)	4,000,000 shares(4)	$3.64	$14,540,000	$0.0001476	$2,146.10
Total Offering Amounts					$43,620,000		$6,438.31
Total Fee Offsets							N/A
Net Fee Due							$6,438.31

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the registration statement to which this exhibit relates also covers any additional shares of the Registrant’s Common Stock that may be offered or become issuable under the Amended and Restated 2012 Stock Incentive Plan and 2024 Employee Stock Purchase Plan in connection with any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of Common Stock. The number of shares being registered includes shares of Common Stock subject to certain forfeited or terminated equity awards made under the Amended and Restated 2012 Stock Incentive Plan and shares of Common Stock retained by the Registrant to satisfy tax withholding obligations relating to the settlement of restricted stock units, which shares of Common Stock may be re-issued under the Amended and Restated 2012 Stock Incentive Plan. in accordance with its terms.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Registrant’s Common Stock on The Nasdaq Stock Market on August 12, 2024.
(3)    Represents 8,000,000 additional shares reserved for issuance under the Amended and Restated 2012 Stock Incentive Plan.
(4)    Represents shares newly reserved for issuance under the 2024 Employee Stock Purchase Plan.